EXHIBIT 99.1

Twin Vee PowerCats Co. Announces Reverse Stock Split to Regain Compliance with Nasdaq’s Bid Price Requirement

FORT PIERCE, FL / ACCESSWIRE / April 30, 2026 — Twin Vee PowerCats Co. (Nasdaq:VEEE),(“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced that its Board of Directors has approved a 1-for-37 reverse stock split of the Company’s issued and outstanding common stock. The reverse stock split is expected to become effective at 12:01 a.m. Eastern Time on May 4, 2026, with trading on a split-adjusted basis beginning on The Nasdaq Capital Market upon the commencement of trading on Monday, May 4, 2026 under the Company’s existing ticker symbol, “VEEE.”

At the effective time, every 37 shares of Twin Vee’s issued and outstanding common stock will automatically be combined into one share of common stock. The reverse stock split will reduce the number of shares of the Company’s outstanding common stock from approximately 19.6 million shares to approximately 0.5 million shares, subject to adjustment for fractional shares. Also as a result of the reverse stock split, the number of the Company’s authorized shares of common stock will be reduced from 500.0 million shares to approximately 13.5 million shares. The par value and other terms of the Company’s common stock are not affected by the reverse stock split. The number of the authorized shares and other terms of the Company’s preferred stock under the Company’s articles of incorporation will not be reduced in connection with the reverse stock split.

The Board determined that implementing the reverse split at this time is appropriate to regain compliance with the minimum bid price requirement for maintaining the listing of the Company’s common stock on The Nasdaq Capital Market and to broaden potential investor interest.

No fractional shares will be issued in connection with the reverse stock split. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except for adjustments related to fractional shares. The reverse split will also proportionately adjust the number of shares available under the Company’s equity incentive plans and the exercise price and number of shares underlying outstanding stock options, warrants, and other equity awards, in each case in accordance with their terms.

Equiniti Trust Company LLC is acting as the exchange agent for the reverse stock split. Stockholders holding shares in book-entry form or through a brokerage account will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take any action. The new CUSIP number for the Company’s common stock following the reverse stock split will be 90177C 309.

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures a range of boats under the Twin Vee and Bahama Boat Works brands, designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” Bahama Boat Works is an iconic luxury brand long celebrated for its unmatched craftsmanship, timeless aesthetic, and dedication to producing some of the finest offshore fishing vessels.

The Company is located in Fort Pierce, Florida, and has been building and selling boats for 30 years.

Learn more at twinvee.com and bahamaboatworks.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the timing and occurrence of the reverse stock split as well as regaining compliance with the minimum bid price requirement.

These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the timing and receipt of necessary approvals for the Company to implement the reverse stock split and regain compliance with the minimum bid price requirement, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@twinvee.com